EXHIBIT 10.a


                             REV B, 23 November 1994
                     Approved by the Board November 29, 1994

                MANAGEMENT VARIABLE COMPENSATION PLAN FISCAL '95


1.       PURPOSE OF PLAN

         To focus efforts on achievement of objectives which are critical to the success of the Company; to reward the accomplishment at a level above competition when performance is above that of comparable companies; to more closely couple total compensation costs (salary plus variable) to the financial results of the enterprise.

2.       RELATIONSHIP TO OTHER COMPENSATION PLANS

2.A      SALARY PLAN

         The Management Variable Compensation Plan covers objectives related to the financial and TQM operating objectives of the Company. The midpoint of a given Salary range will be suppressed by 1/5th of the average competitive payout potential of participants in that range to conform to the Company's fixed vs. variable compensation strategy (i.e., if the participants in a range have an average competitive payout potential of 20%, the midpoint of the range will be suppressed 4%).

2.B      RELATION TO U.S. EMPLOYEE PROFIT SHARING AND UNIT GAINSHARING PLAN

         The calculations for the Variable Compensation Plan are made after deductions for Profit Sharing and Gainsharing.

         Effective with fiscal 1989, payout to a participant in the Management Variable Compensation Plan is included in the calculation of the Company's contribution to that employee's profit sharing.

3.       ELIGIBILITY AND PARTICIPATION

         *    Corporate officers
         *    Unit vice presidents
         *    Market and functional unit managers
         * Managers, technical supervisors and key marketing or technical employees who meet certain minimum responsibilities for profitability, financial/human resource acquisition and allocation, balance sheet control, and/or market/technical direction - defined as beginning at SAM 15 and TE 5 or equivalent.

         An employee must be in such a position by the November/December Board of Directors meeting in order to be eligible for the fiscal year plan beginning the preceding 1 October, unless otherwise authorized by the CEO.

         Certain subsidiaries may have their own variable compensation plans approved by the cognizant corporate vice president and CEO.

         An officer may recommend that an employee, who is otherwise eligible, not participate but such a recommendation must be agreed to by the CEO.

         Participants are eligible for payout in proportion to the % of the fiscal year the participant is responsible for the qualifying position, unless otherwise authorized by the CEO.

         Employees who work less than full time during a year (e.g., due to a personal leave, but not due to illness) would earn a proportionately reduced payout.

         In no case will payout be made to employees who work less than 1,000 hours in the year.

         The participant must be on MTS' payroll at the end of the fiscal year for which the objective applies to qualify for a payout. Employees resigning or terminated before the end, regardless of cause, are not eligible unless otherwise authorized by the CEO. (An example of an exception could be early retirement or voluntary separation under a workforce reduction plan.)

         No employment contract is implied by participation in this Plan.

4.       ESTABLISHMENT OF OBJECTIVES

         a. The Board of Directors sets the CEO's Corporate financial objective - EPS and Return on Average Net Asset (ROANA) and revenue growth at their November/December meeting.

         b. Financial objectives for other participants (typically pretax % and/or ROANA and revenue growth) and must be finalized by the November/December meeting unless otherwise authorized by the CEO. They are not renegotiable. All other objectives must be finalized by 30 December.

                  The cognizant officers and CEO approve the objectives for all other participants. The purpose of this approval is to:

                  *    Integrate objectives into Company TQM operating plan

                  *    Guard against conflicting objectives

                  *    Help to assure consistency in degree of difficulty

         c. Each participant will have a mix of objectives per the attached Schedule.

         d. Payouts under this Plan are considered costs for the calculation of profit objectives (EPS/ROANA/Pretax %); so simultaneous equations are used for calculations.

5.       CRITERIA FOR OBJECTIVES

         The Corporate Financial Objective are set by the Board based on the current intermediate term plan. Currently they are:

             EPS:              15% return on beginning equity/share, + or - 1/3
             ROANA:            20% + 1/3
             Revenue Growth    8-12%/year

         All objectives include all transactions, acquisitions, write-offs, sale of assets, etc. unless specifically excluded by the Board at the November/December meeting.

         Sector/Divisions/Subsidiary/niche financial growth and TQM objectives are set as appropriate for the intermediate term plan for the unit.

         Other objectives must be stated in equally measurable terms and must not be activities (i.e. number of sales calls or technical society presentations).

6.       COMPETITIVE PAYOUT POTENTIAL

         The competitive payout potential, expressed as a % of the midpoint of the salary structure, or actual salary in the case of subsidiary management, is shown below:

                     POSITION                                         COMPETITIVE PAYOUT POTENTIAL %

CEO                                  E5                                          70
Executive Vice President,
     MT&SE-4                                                                     55
Vice President                       E-3               25-50, depending on revenue level (profit potential)
Vice President                       E-2               25-50, depending on revenue level (profit potential)
Vice President (Unit)                E-1               15-45, depending on revenue level (profit potential)
Market Division Management           SAM17-21          15-35, depending on revenue level (profit potential)
All Other Management/
      Leadership                     SAM18-21          10-35, depending on profit impact
                                     SAM15-17          6-25, depending on profit impact
                                     TE5/5S-9/9S       6-25, depending on profit impact


7.       OVER-RANGING/MAXIMUM POTENTIAL PAYOUT

         The objectives are set at challenging but realistic levels which are used in the overall process of planning and resource allocation. This is not meant to be a limit to our aspirations, and performance in excess of those objectives should be rewarded as it is to the benefit of all stakeholders in the enterprise.

         Over-ranging of an objective can earn an additional equal payout if that objective is exceeded by an amount up to the lower limit span. Over-ranging is limited to objectives equaling 70% of the competitive full payout per the attached Schedule. Linear interpolation is used between the over-ranging amount and the objectives.

         The maximum payout potential for all positions, given full over-ranging, is 1.7 x the competitive payout potential.

8.       PAYOUT

         Within 90 days of the end of the fiscal year.

9.       APPROVAL OF PLAN

         The Plan, and participation therein, are subject to annual review and approval by the Board of Directors.


Attachments:       FY '95 MVC Plan Participation  and Schedule of Objectives